EXHIBIT 10.19
Enablex Agreement
Between
Shanghai Novartis Trading Co., Ltd
No 27, Huashen Road, Waigaoqiao Free Trade Zone, Shanghai
(“Novartis”)
and
Beijing Med-Pharm Corporation
600 W. Germantown Pike, Suite 400 Plymouth Meeting PA 19462
(“BMP”)
Whereas, Novartis Pharma AG and its affiliates are the world-wide owner of rights of the product Enablex®, a medication for the treatment of over-active bladder, and markets and sells this product in many countries; and Novartis has the right to develop and Commercialize the product Enablex® in the People’s Republic of China (“PRC”)
Whereas, BMP is interested in obtaining the right to register, and then to market and sell, the product Enablex® in the PRC; and
Whereas, Novartis, in view of BMP’s commitment to successfully register and Commercialize this product in PRC, is willing to grant BMP the pertinent rights;
Now, therefore, the Parties have agreed as follows:
TABLE OF CONTENTS

1 DEFINITIONS
2. APPOINTMENT
3. BRANDING ELEMENTS AND INTELLECTUAL PROPERTY OF ENABLEX ®
4. FORECASTS. ORDERING AND DELIVER
5. PRODUCT SUPPLY
6. DEVIATIONS, WITHDRAWAL AND RECALL
7. TARGET UNIT SALES, MIMIMUM SALES PERFORMANCE AND TARGET MARKET SHARE
8. BMP’S DUTY TO ACHIEVE MARKET SUCCESS
9. REMUNERATION AND PAYMENT
10. EXCHANGE OF INFORMATION
11. PRODUCT REGISTRATION AND GOVERNMENT REGULATIONS
12. THIRD PARTY CLAIMS
13. WARRANTIES AND LIMITATION OF LIABILITY
14. IMPROVEMENTS

15. DURATION
16. DEFAULT AND TERMINATION
17. CONFIDENTIALITY
18. ARBITRATION
19. INDEPENDENT PARTIES
20. FORCE MAJEURE
21. DOMICILIA AND NOTICES
22. GOVERNING LAW
23. SEVERABILITY
24. ENTIRE AGREEMENT
25. NON-VARIATION
26. NON- WAIVER
27. CESSION AND ASSIGNMENT

ANNEXURE 1 – MARKET SHARE AND TARGET UNIT SALES COMMITTED BY BMP; MARKETING AND SALES EXPENSES

ANNEXURE 2 – QUALITY ASSURANCE AGREEMENT

ANNEXURE 3 –BMP’S DETAILED SALES FORCE STRUCTURE

ANNEXURE 4 – PHARMACOVIGILENCE AGREEMENT

ANNEXURE 5- CONTACT PERSONS AND RESPONSIBLE PERSONS

ANNEXURE 6 – TRADEMARKS AND PATENTS

ANNEXURE 7- NOVARTIS PHARMA PROMOTIONAL PRACTICES POLICY AND GUIDELINES (NP4)

ANNEXURE 8- CODE OF CONDUCT

ANNEXURE 9 – TRAINING CONFIRMATION FORM
1	DEFINITIONS

In this Agreement, unless inconsistent with the context, the following words and expressions shall bear the meanings assigned thereto and cognate words and expressions shall bear corresponding meanings:

1.1	“Affiliate ”means:
1.1.1.	a person which directly or indirectly controls a Party;

1.1.2.	a person which is directly or indirectly controlled by a Party;

1.1.3.	a person which is controlled directly or indirectly by the ultimate parent company of a Party.

and for the purpose of this clause 1.1. control means ownership of 50% ( fifty percent) or more of the voting stork of a company or otherwise having the power to govern the financial and the operating policies or to appoint the management of a person.
1.2	“the/this Agreement” means the agreement set out in this document and in the Annexures hereto;

1.3	“Business Day” means any day other than a Saturday, Sunday or official public holiday in the People’s Republic of China ;

1.4	“Competing Product “means a medicine in the same therapeutic class as the Product, i.e. products falling within the World Health Organization (“WHO”) Anatomical Therapeutic Chemical(ATC4) G04B4 category .

1.5	“Code of Conduct “means the Novartis Code of Conduct document, published by Novartis and notified to BMP, from time to time. And the code of Conduct as at the Signature Date is attached here to as Annexure 8;

1.6	“Branding elements of Enablex® ” means the styles , designs words, pictorial representations, positioning, key messages and the campaign and any combination thereof used or authorized for use by Novartis with or in respect to the product , the trademark rights and brand elements of Enablex® from time to time, by Novartis;

1.7	“ Improvements” means all improvements, whether patentable or not, made by the Parties during the duration of this Agreement in respect of the Products, including indication extensions and new indications for the Products, but specifically excludes new compound preparations of the products and the Product containing another drug substance;

1.8	“Intellectual Property” includes all intellectual property relating to the Product, especially Patents and Trademarks.

1.9	“Commercialize” or “Commercialization” means the active and diligent marketing and promotion of the sale of the Product in the Field and in the Territory (it being understood that BMP shall purchase the Product from Novartis and then resell it in its own name and on its own account to customers in (and only for) the Territory));

1.10	“Field” shall mean the treatment of overactive bladder i.e, World Health Organization (“WHO”) Anatomical Therapeutic Chemical(ATC4) G04B4 category;

1.11	“Global Data Package” means the Product data that are in the possession of Novartis’ Affiliates at global level and which in Novartis’ view are relevant and necessary for the purposes of the development and registration to be undertaken by BMP;

1.12	“NP 4” means the Pharma Promotional Practices Policy and Guidelines of the Novartis group, a hard copy of which Novartis has separately provided to BMP prior to the Signing Date (Attached as Annexure 7), and as Novartis may notify to BMP from time to time in case of amendments;

1.13	“Parties” means Novartis and BMP and “Party” means either one of them as the context indicates;

1.14	“Patents” means the patents of this Product listed in Annex 6; There are two patents granted in the Territory, ie,

Chinese Patent No:	90101543.1
Title:	A Process for Preparing Pyrrolidine Derivatives

Chinese Patent No:	96196977.6
Title:	Pharmaceutical Formulations containing Darifenacin
1.15	“Product” means the brand medicine marketed under the trademark Enablex®, containing the drug substance darifenacin, in 7.5 mg (seven point five milligram) and 15mg (fifteen milligram) dosage forms; For clinical trial and registration purpose under this Agreement, both 7.5mg and 15mg dosage forms shall be included.
1.16	“Unit” refers to a package of 14 tablets.

1.17	“Registration” means all registrations of the Product with the relevant authorities that are necessary to develop and to Commercialize the Product in the Territory, in accordance with applicable legislation;

1.18	“Registration Date” means the date upon which the PRC Registrations are granted by the relevant PRC authorities.

1.19	“Signing Date” means the date of signature of this Agreement by the Party signing last in time;

1.20	“Territory” means the territory of the People Republic of China (excluding Hong Kong, Macau and Taiwan);

1.21	“Trademark” means the trademark registrations as in Annex 6.

1.22	“Market ” means Overactive Bladder market defined as G04BD in China Pharma Association (CPA) and in case CPA data is not available, G4B4 in IMS.

1.23	“Market Share” means the value share over the defined Market.

1.24	“Minimum Sales Performance” means 80% of the Target Unit Sales as specified in Article 7 and Annexure 1.

2.	APPOINTMENT
2.1	Novartis hereby appoints BMP, on an exclusive basis, to
(i) develop and register the Product in the Field and in the Territory (see, in particular, Article 11 below), and
(ii) Commercialize the Product for use in the Field in the Territory
and BMP accepts such appointment, on the terms and conditions set out in this Agreement.
2.2	BMP shall (and shall cause its affiliate to), during the duration of this Agreement,
(i) purchase the Products for the purpose of sale within the Territory exclusively from Novartis;
(ii) not manufacture, introduce, develop, register and/or Commercialize, directly or indirectly, any Competing Product in the Territory without the prior consent in writing of Novartis;
(iii) Commercialize the Product only in the Field;
(iv) not directly or indirectly, Commercialize any of the Products to any person outside the Territory or to any person whom it knows or reasonably suspects will use or sell the Products outside of the Territory or to any person not permitted by law to purchase or deal in such Products, without the prior consent in writing of Novartis.
(v) not, without the prior consent in writing of Novartis, appoint agents, independent contractors or sub-distributors in the Territory for the Commercialization of the Products;
(vi) comply at all times during the operation of this Agreement with the provisions of the Code of Conduct and the NP4;
2.3	Novartis retains the right to
2.3.1	develop, register and Commercialize and

2.3.2	grant rights to a third party
for the Commercialization of the Products or Competing Products in the Territory outside the Field, i.e. for other indications than for the Field.

If Novartis plans to grant to a third party the right to Commercialize in the Territory the Product outside the Field or a Competing Product, Novartis will notify BMP. At BMP’s request, the parties will discuss in good faith whether Novartis would grant such right to BMP; provided, however, that Novartis will not be obligated to grant such right to BMP.

2.4	During the operation of this Agreement, save as otherwise provided in this Agreement, Novartis shall not:
2.4.1	Commercialize the Products for use in the Field in the Territory on its own behalf; or

2.4.2	grant any rights for the Commercialization of the Products for use in the Field in the Territory to a third party;

3.	BRANDING ELEMENTS AND INTELLECTUAL PROPERTY OF ENABLEX ®
3.1	Novartis hereby grants to BMP an exclusive non-transferable right and license in the Territory and in the Field to solely use the Trademarks and Patents (details see Annexure 6) in the Commercialization of the Product in accordance with the terms and conditions of and for the duration of this Agreement.

BMP shall not use in its business (or apply or obtain registration for) any trademark or corporate name or trading name identical with or confusingly similar to the trademark Enablex® or the logo or any other branding element used in connection with the trademark Enablex®.

For the avoidance of doubt, the license under the Patents only cover the further development, registration, Commercialization of the Product in the Field and in the Territory, but not the manufacturing of the Product.

3.2	Except as expressly stated in above clause 3.1, this Agreement does not grant to BMP any license, right or interest in or to Novartis intellectual property. BMP acknowledges that, save as otherwise expressly provided in this Agreement, the exclusive ownership of, as well as all the rights, title and interest in and to, Novartis intellectual property vests in Novartis.

3.3	BMP shall use the branding element of the trademark Enablex ® in the Commercialization of the Product in the Territory and in all informational, educational or promotional materials for the Product. Novartis undertakes to notify BMP within a reasonable time, in writing, of the branding element of the trademark Enablex ® and any changes or additions thereto during the duration of this Agreement.

BMP shall ensure that the informational, educational or promotional materials and activities be strictly compliant with the Novartis NP4 and Code of Conduct, which will be attached as Annexure 7 and Annexure 8. BMP shall designate (1-2) representatives to be trained of NP4 guidelines and Code of Conduct by Novartis within 2 months prior to the Registration Date. Afterwards, the rest representatives of BMP who will promote Enablex® shall be trained by the trained representatives hereof. BMP shall ensure that every medical representative who will promote Enablex® shall be trained of the above guidelines and shall sign the training confirmation form (Annexure 9) before he/she starts promoting Enablex®. BMP shall maintain record of all training confirmation forms.

Novartis reserves the right to audit and check the promotional materials and activities initiated by BMP as well as the training confirmation forms. If Novartis has any corrective suggestions to any non-compliance, BMP shall follow Novartis suggestions and make corrections (including to withdraw and destroy any non-compliant materials) soonest but no later than 5 Business Days upon receipt of Novartis suggestions. BMP shall also be responsible for any consequence from or related to its non-compliant materials and shall compensate any loss incurred to Novartis thereof, except the consequence or the loss results from following any suggestions from Novartis.

3.5	In the 1st quarter of 2009, Novartis will provide to BMP its global marketing strategy on the Product and BMP will prepare its own marketing strategy plan by reference of and based on the Novartis global marketing strategy. BMP shall submit its marketing strategy plan to Novartis no later than twelve months before expected Registration Date. BMP shall follow any of Novartis reasonable suggestions regarding the marketing plan and BMP can go ahead to fulfill the marketing plan if Novartis does not reply within 30 Business Days or BMP has amended the marketing plan as Novartis suggests.

3.6	In each July after Registration, Novartis will provide to BMP its global marketing strategy on the Product and BMP will prepare its own marketing strategy plan by reference of and based on the Novartis global marketing strategy. BMP shall submit its marketing strategy plan to Novartis no later than September 30 of the year. BMP shall follow any of Novartis reasonable suggestions regarding the marketing plan and BMP can go ahead to fulfill the marketing plan if Novartis does not reply within 30 Business Days or BMP has amended the marketing plan as Novartis suggests.

3.7	Consequent upon BMP’s acknowledgement and recognition of the exclusive ownership and rights in and to the intellectual property by Novartis, save as otherwise expressly provided for in this Agreement, the prosecution of or defense of any claim in the Territory with respect to any such intellectual property shall be the sole responsibility and undertaken at the sole discretion of Novartis. In such event, BMP shall forthwith notify Novartis of any claims or possible infringements of such intellectual property of which BMP becomes aware and BMP shall, if required by Novartis and at the cost of Novartis, join with Novartis as a party to any such proceeding. BMP shall render all reasonable assistance to Novartis in regard to the proceedings contemplated in this clause 3.7.

3.8	For the purposes of Article 3, any reference to “Novartis” shall include a reference to a Novartis Affiliate, where consistent with the context.

4.	FORECASTS, ORDERING AND DELIVERY

4.1	Novartis undertakes to use its reasonable endeavours to supply the Products to BMP on the agreed delivery dates and in accordance with other provisions of this Agreement.

4.2	BMP shall provide Novartis with a purchase order, in writing, of its ordering requirements. Novartis shall confirm acceptance of the purchase order of BMP within 10 (ten) Business Days of receipt thereof.

4.3	A minimum order quantity (per order) shall apply (“MOQ”), and this MOQ shall be 25% of the Target Unit Sales of the pertinent year specified in clause 7.1 below and Annexure I as attached and shall be a minimum of 3400 Units or a multiple thereof , but this formula for the calculation of the MOQ shall be subject to periodic review and reasonable adaptation as agreed by the Parties. The maximum number of orders per year is four.

4.4	Novartis will only deliver the Products in Unit. Novartis will deliver the products to BMP no later than 120 days if delivered by air or 150 days if delivered by sea, after Novartis confirms the purchase order. The products delivered by Novartis to BMP shall have at least a shelf life of 15 months at the time of receipt by BMP.

4.5	The Products shall be delivered to BMP together with the necessary documentation for receipt of such delivery. The transfer of all risk in and to the Products shall pass from Novartis to BMP in accordance with the provisions of this Agreement and the CIP/CIF under INCOTERMS 2000.

4.6	BMP undertakes to comply at all times during the operation of this Agreement with the provisions set out in the quality assurance agreement, attached hereto as Annexure 2.

5.	PRODUCT SUPPLY

5.1	The price for the supply of the Product in 7.5 mg dosage form by Novartis to BMP (“supply price”) shall be [*]/tablet (equals to USD [*]/Unit) and USD [*]/tablet (equals to USD [*]/Unit) for 15 mg dosage form, unless changed as according to clause 8.4.

5.2	The price is CIP Beijing or CIF Beijing/Shanghai in accordance with Incoterms 2000. BMP will be responsible all the expenses, duties relate to, but not limited to the customs clearance, drug inspection fee, inspect sample cost and the domestic transportation.

5.3	BMP shall pay to Novartis within 60 days from the date of invoice from Novartis.

5.4	Until receipt of the full payment of each order from BMP, Novartis shall remain the owner of the Product.

6.	DEVIATIONS, WITHDRAWAL AND RECALL

6.1	BMP shall be deemed to have thoroughly examined the Products at the place and time of delivery thereof and shall notify Novartis of any observable shortages or defects in the packaging in respect of the delivered Products within 5 (five) Business Days of the date of delivery, in which event Novartis shall investigate such shortages or defects in the packaging. Novartis shall replace the defective Products or provide Products in the quantity of such shortage, along with the products of next order by BMP.

6.2	For any concealed defects that can not be detected at the time of delivery, BMP shall notify Novartis no later than 5 Business Days after detection of the defect. If the defect proves to be a manufacturing defect, Novartis will recall the batch of product and will deliver to BMP the non-defective products in the same quantity as the defective products, along with the products of next order by BMP. Novartis will not be liable for any defects that are not proven to be a manufacturing defect or not caused by Novartis.

6.3	The remedy as set out in above clause 6.1 and clause 6.2 shall be the sole remedy. In no event shall Novartis have any liability to BMP or any third party for such defective, damaged or missing Product beyond replacing the Product.

6.4	BMP shall cooperate and provide such reasonable assistance as may be required by Novartis, at Novartis’ cost, in the event of a total or partial recall or withdrawal of any of the Products. Insofar as Novartis is required to reimburse BMP in terms of this clause 6.4, such amount shall be limited to the reasonable and actual costs of BMP incurred in respect of the total or partial recall or withdrawal of the Products; If the recall or withdrawal makes it impossible for the Products to be marketed and sold in the Territory during the term of this Agreement, the Agreement will be terminated immediately upon the date of the recall notice from Novartis to BMP and Novartis will reimburse BMP using the following formula: (The purchase price paid by BMP for the recalled/withdrawal products) + (the registration fee of 0.3 million USD) + (the remaining agreement term/ agreement term after Registration) x milestone payments of USD1 million+(remaining agreement term/agreement term)x upfront payment of USD2 million + [other reasonable costs and expenses that are directly related to the recall/withdrawal of the Products (eg, the expenses related to product withdrawal, disposal expense as necessary and transportation fee, etc)]

Simply for illustration of the operation of this clause 6.4: If recall happens at the end of 2014, the recalled/withdrawal products from BMP is worth of USD 2.5 million and BMP spends about USD 0.5 million to recall the related Products, the total reimbursement Novartis needs to pay is:

USD 2.5 M + 0.3 M +(5/10)x1M + (5/13)x2 M + 0.5 M=USD 4.47 M

In the above formula, the reimbursement of the registration fee (0.3 million USD) and the reimbursement of the pro-rata milestone payment will occur only if the recall or withdrawal happens after these payments have been made. The reimbursement shall not apply where the recall/withdrawal is due to actions of BMP or any other person for whose conduct BMP is responsible in law.

In no event will Novartis pay for the recalled/withdrawal products in a volume exceed the ordered and delivered volume during the 6 (six) months period prior to the withdrawal or recall of this Product, nor will Novartis pay for any products that are out of shelf life.

Notwithstanding anything to the contrary contained in this clause 6.4, BMP shall be responsible for the costs incurred by BMP and/or Novartis and shall reimburse Novartis for the reasonable and actual costs of Novartis incurred in respect of the total or partial recall or withdrawal of the Products due to or arising out of:

6.4.1	the improper storage or distribution of the Products by BMP; or

6.4.2	the negligent or intentional conduct of BMP or of any other person for whose conduct BMP is responsible in law, and
7.	TARGET UNIT SALES, MIMIMUM SALES PERFORMANCE AND TARGET MARKET SHARE

7.1	BMP shall use its best efforts to achieve the target market share (“TMS”) and target unit sales (“TUS”) in respect of the Products during the operation of this Agreement, as attached in Annexure 1; Under significant changes of market conditions, TUS can be revised under mutual written agreement. In case the Parties can not reach the agreement, then the original TUS shall be unchanged.

7.2	The following criteria will be used to determine BMP’s penalties in case of underperformance.
7.2.1	In case BMP does not meet the Minimum Sales Performance in any calendar year (the Minimum Sales Performance is 80% of each year’s TUS as calculated in Annexure 1), BMP will be subject to a penalty of 50% of gap between the Minimum Sales Performance and the actual sales performance in that calendar year.

7.2.2	In case BMP does not meet the TMS in any calendar year, BMP will be subject to a penalty of 50% of the gap between the actual market share and the TMS multiplied by the actual market size data, calculated

7.2.3	from the actual market size data as published by China Pharma Association (CPA), and converted at supply price level. If the CPA data does not exist, then the IMS data shall apply, also converted at supply price level.

7.2.4	In case BMP does not meet the Minimum Sales Performance AND the TMS in a year, BMP shall be subject only to the higher of the penalties as calculated above.
7.3	In case BMP fails to reach either the Minimum Sales Performance or the TMS for two consecutive years, Novartis shall have the right (but not the obligation, and in addition to all other remedies) to:
7.3.1	terminate the Agreement without any compensation to BMP by giving 1 (one) month prior notice to BMP; and/or

7.3.2	to request payment from BMP of the penalty as stated in clause 7.2.
Simply for illustration of the operation of this Article 7: if the TUS for a specific calendar year is 4 million units and BMP only sells 3 million units, then BMP’s underperformance as compared to the Minimum Sales Performance is 200,000 units, and the penalty that Novartis could request would therefore be 200,000 units x 0.65 USDx50% = USD65,000.

If the TMS as committed for a specific year is 30% while the actual market share of BMP is 25% and the actual market size as published by CPA for that year is USD 25 million, then the penalty for not meeting the TMS will be 25 million USD x 5% ÷2.17 x0.65USDx50% = 186, 875 USD (assuming the hospital listing price is 2.17 USD and CPA market calculated at hospital listing prices).
7.4	If Novartis does not exercise its rights pursuant to clause 7.3 in writing by the end of June that follows the consecutive two calendar years in which the shortfall in either the TUS or TMS has occurred, these rights can be exercised based on any two accumulated consecutive years (example: if BMP misses the targets in years 2014 and 2015, and Novartis does not exercise its rights pursuant to clause 7.2 by the end of June 2016, they shall be expired for the years 2014 and 2015; however, if BMP again misses the targets in years 2016, Novartis can exercise its rights pursuant to clause 7.2 in respect of years 2015 and 2016 if it acts before the end of June 2017).

7.5	In the event that the TUS or TMS as calculated in clause 7.1 and Annexure 1 is not met due to a significant failure to deliver or delay in delivery of the Products (amount exceeding 25% of TUS and delay of more than 3 months) in such calendar year for which Novartis is responsible, then the parties will discuss to renegotiate the TUS and /or TMS for the specific calendar year.

8.	BMP’S DUTY TO ACHIEVE MARKET SUCCESS

8.1	BMP shall use its best endeavours to actively Commercialize the Products in the Territory under the Patents and the Trademark.

8.2	BMP shall devote no less than the following resources to the development and Commercialization of the Product:
8.2.1	A sales force detailing the Product to physicians in Urology Therapy Area in the Territory and consisting of at least the following number of full time sales representatives

-	60 sales representatives full time equivalent during the first 12 months following the Registration of the Product,

-	80 sales representatives full time equivalent during the next 12 months;

-	followed by a gradual increase of this number to 200 sales representatives full time equivalent, to be reached – and then maintained – at the latest by the end of the 5th year from the Registration of the Product.

8.2.2	A detailed sales force structure will be provided by BMP and attached as Annexure 3.

8.2.3	The target listed hospitals is 400 in 30 top cities after the first two years of the Registration.

8.2.4	BMP shall have at least 4 employees (corresponding to at least 2 full time employees) for the clinical trial and Registration of the Product and shall invest no less than USD 0.3 million for development and Registration;

8.2.5	BMP will invest every year in the Commercialization of the Product the resources outlined in Annexure 1.
Upon the request of Novartis, BMP shall provide all necessary and supporting documents to show its resource commitment as above.

8.3	BMP will be responsible to apply for the Pricing and Reimbursement for this Products in the name of Novartis, and will do so in close co-ordination and consultation with Novartis. The agreed Initial Retail Price (applying for the first commercial sales of the Product following the Registration) is USD[*]/tablet for 7.5 mg (USD [*]/Unit) and [*]/tablet for 15mg (equals to USD[*]/Unit), the above IRP will be subject to final approval by relevant PRC government. Any revision in the IRP must be mutually agreed in writing and in case no agreement is reached, the IRP stay at the level above specified.

8.4	During the duration of the Agreement, if the Retail Price (“RP”) for both 7.5 mg or/and 15mg as denominated in USD (based on the current foreign exchange rate at the time of order acceptance by Novartis) decreases by no more than 25% with respect to Initial Retail Price (“IRP”), the supply price from Novartis will not change; if the RP as denominated in USD decreases by more than 25% with respect to IRP, the Parties will negotiate about changing the supply price and the RP will keep unchanged if the Parties can not agree on the adjustment. Novartis reserves the right to increase the supply price in proportion with any increase in the RP in USD (based on the current foreign exchange rate at the time of order acceptance by Novartis).

8.5	Novartis will remain the valid registration of the Trademark of the Product during the term of this Agreement in the People’s Republic of China in the name of Novartis, at Novartis’ costs, and with the assistance from BMP if and as required by Novartis. Trademark maintenance and defense remains under sole Novartis responsibility.

8.6	The costs of any modification or change to the packaging of the Products which is required by a relevant regulatory authority in the Territory shall be borne by the Parties in equal shares. The costs of any other (discretionary) modifications or changes to the packaging proposed by Novartis or proposed by BMP and consented to by Novartis shall be borne by the Party proposing such modification or change.

8.7	Throughout the operation of this Agreement, BMP shall keep at its principal place of business, clear and separate and detailed records showing all material information ( including but not limited to the information about customer, the sales coverage and volume, the distribution channel, listed hospitals, national and regional key opinion leaders, etc) regarding the sale of the Products in the Territory.

8.8	BMP shall keep Novartis fully informed about the progress of the Commercialization by way of quarterly written reports, semi-annual formal face-to-face meetings, and ad hoc information in case of any important developments in-between.

8.9	BMP shall ensure and keep the Product Registration and any other preconditions valid and to meet any regulatory requirements for its sale in the Territory during the term of this Agreement at its own cost and risk.

9.	MILESTONES AND PAYMENTS

9.1	In consideration for the rights granted by Novartis to BMP in terms of this Agreement, BMP shall pay to Novartis under the following milestones:
9.1.1	USD2,000,000 (United States dollars two million ) within 30 calendar days after the Signing Date; and

9.1.2	USD 1,000,000 (United States dollars one million ) within 30 calendar days from the date of the official grant of the Registration.
The above payments are non-refundable, except under the situation of clause 6.4 and clause 16.4 or in case Novartis breaches this Agreement as stipulated in Article 16.1.

9.2	BMP shall bear all the costs for, and expenses relating to, its activities under this Agreement, including but not limited to
9.2.1	the development and registration of the Product in the Field and in the Territory;

9.2.2	the clinical trials during the development and registration phase and during the Commercialization phase;

9.2.3	the Commercialization of the Product.
9.3	Any and all payments under this Agreement shall be made in United States dollars and are exclusive of value added tax, or similar tax as may be levied in the Territory. Novartis will be in charge of the business tax levied by the authority in the Territory.

9.4	BMP shall make the payments by money transfer into a bank account to be specified by Novartis, and against invoice that Novartis shall promptly issue.

9.5	All amounts due by BMP to Novartis in terms of or arising out of this Agreement, unless paid on due date, shall bear interest form due date to date of payment, calculated at a rate equivalent to the one year fixed term loan rate issued by the Central Bank of China plus 10%, or the maximum rate permitted by applicable law, whichever is less. If the payment is overdue for 3 months, Novartis shall have the right to terminate the Agreement. The right of termination of this Agreement under this clause 9.5 does not apply to the disputed payment that has been submitted for arbitration under Article 18.

9.6	Upon the termination of this Agreement for any reason (except for the defaults by Novartis under 16.1) , all amounts then owing by BMP to Novartis shall immediately become due, owing and payable.

9.7	All amounts payable by BMP to Novartis in terms of this Agreement shall be made without deduction or set-off and BMP shall not be entitled, for any reason whatsoever, to withhold or defer any payment.

10	EXCHANGE OF INFORMATION

10.1	The Parties undertake to exchange such information in respect of the marketing, distribution and sale of the Products in the Territory as is required for the due performance of this Agreement. For this purpose, BMP and Novartis appoint the contact persons referred to in Annexure 5.

10.2	Each of the Parties shall immediately inform the other Party of any facts or developments, whether economic, legal or otherwise, which may materially affect the Commercialization of the Products in the Territory.

10.3	Subject to the provisions of clause 6.4, each of the Parties agrees to cooperate with the other Party and provide the other Party with all reasonable assistance and support in respect of:
10.3.1	recalls or withdrawals of any of the Products;

10.3.2	adverse event reporting; and

10.3.3	any other aspect of Commercialization of the Products in the Territory as the Parties may agree upon , form time to time,
In particular, the Parties, shall enter into an agreement in respect of adverse event reporting materially similar to or the same as the agreement entitled “ Pharmacovigilence Agreement”, attached hereto as Annexure 4. Except there is anything to the contrary by law, all interaction with the relevant regulatory authorities in the Territory in relation of the Products shall be undertaken by Novartis, after consultation with BMP.

10.4	BMP shall not publish or submit for publication to any person any scientific articles or manuscripts relating to or referring to the Product, without the prior written consent of Novartis, which consent shall not be unreasonably withheld;

10.5	In the event a third party acquires a significant shareholding in BMP, BMP shall forthwith provide notice thereof in writing to Novartis;

10.6	BMP undertakes, in a professional manner, to receive and process all customer enquires regarding the Products in the Territory.

11.	PRODUCT REGISTRATION AND GOVERNMENT REGULATIONS

11.1	The registration of the Products for any purpose required by law will be conducted by BMP in a timely fashion and by dedicating enough financial and personnel resources as stipulated in clause 8.2.4 . Upon the request of Novartis, BMP shall provide all necessary and supporting documents to show its resource commitments as above.

11.2	Novartis will support the clinical trial and registration as follows:
11.2.1	Provide BMP with the Global Data Package within 3 months after Novartis confirms the request from BMP;

11.2.2 The Clinical Trial Designs in all phases (including Phase IV clinical trial or any other clinical study after the Registration) will need to be approved in advance by Novartis in writing.
11.3	BMP shall apply for the Product Registration in the name of Novartis, and the Product Registration will remain in Novartis name.

11.4	The costs of applying for and maintaining the Registrations in the Territory will be paid by BMP.

11.5	Ownership of the dossiers relating to the Products and all other rights to the Products and the Registrations will at all times remain with Novartis.

11.6	BMP shall use its best efforts to get clinical trial permission from the relevant authorities in the Territory as soon as possible but in any case (other than indicated below) no later than May 31, 2009. If BMP does not get the permission by May 31, 2009, Novartis shall have the right to terminate this Agreement and without any compensation to BMP. If the Parties agree that the delay in clinical trial permission is due to the change in the regulation or policy in the Territory or the regulatory government structure or Novartis does not provide the Global Data Package within 3 months, the Parties will negotiate in good faith to set the new clinical trial permission date.

11.7	For the clinical trial products, Novartis will provide to BMP free of charge but BMP shall notify Novartis at least 4 months in advance of the required quantity for the clinical trial as showed in the clinical trial designs.

11.8	BMP shall keep Novartis fully informed about the progress of the Registration by way of quarterly written reports, semi-annual formal face-to-face meetings, and ad hoc information in case of any important developments in-between.

11.9	BMP shall use its best efforts to finish the Registration as soon as possible but in any case (other than indicated below) no later than by Dec 31, 2010. If BMP does not finish the Registration by Dec 31, 2010, Novartis shall have the right to terminate this Agreement and without any compensation to BMP. If the Parties agree that the delay in Registration is due to the change in the regulation or policy in the Territory or the regulatory government structure or Novartis does not provide the Global Data Package within 3 months, the Parties will negotiate in good faith to set the new Registration Date.

11.10	Except as expressly stated in this Agreement, each of the Parties shall at all times comply at its own expense with all applicable laws in force in the Territory relating to the registration, manufacture, packaging, Commercialization and use of the Products.

12.	THIRD PARTY CLAIMS

12.1	Subject to the further provisions of this Article 12 and Article 13, BMP shall bear the risks in relation to the exercise of the rights granted to it in terms of this Agreement;

12.2	Novartis hereby indemnifies and holds harmless BMP, its employees and agents (each a “BMP indemnified party”) against any and all third party claims, causes of actions, losses, damages and costs of any nature made or asserted against a BMP indemnified party, by a third party (collectively “Loss”) to the extent that such Loss results or arises from the negligent or intentional conduct of Novartis in the manufacture, storage or delivery of the Products , provided that the aforegoing indemnification shall not be applicable to any Loss to a BMP indemnified party to the extent that such Loss arises or results in whole or in part from the negligent or intentional act or omission of a BMP indemnified party and BMP hereby indemnifies and holds harmless Novartis, its employees, and agents in respect of any Loss so arising.

12.3	BMP shall promptly notify Novartis of any Loss in respect of which BMP intends to claim indemnification under this Article 12, and Novartis shall be entitled to assume the defence thereof in its own name or otherwise with attorneys, counsel and/or experts of its choosing, provided that BMP shall have the right to retain its own legal representatives if Novartis does not so assume the defence or if representation of BMP by the legal representatives retained by Novartis would be inappropriate due to actual or potential differing interests between BMP and Novartis. The failure to deliver notice to Novartis within a reasonable time of BMP becoming aware of any Loss in respect of which B intends to claim indemnification shall relieve Novartis of any liability to BMP under this Article 12.

12.4	The indemnity in this Article 12 shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of Novartis.

12.5	BMP, its employees and agents, shall cooperate fully with Novartis and its legal representatives in the investigations of any Loss covered by the indemnity in this Article 12.

13	WARRANTIES AND LIMITATION OF LIABILITY

13.1	Novartis warrants that :
13.1.1	the Products will be manufactured according to Novartis quality standards;

13.1.2	the proper quality assurance and quality control procedures regarding the Product are in place at all times. Novartis shall retain batch data records and quality control certificate for each batch of the Product.

13.1.3	as at the Registration Date, the manufacture of the Products shall be in accordance with the relevant regulatory requirements in the Territory;
13.2	Novartis does not warrant that the manufacture of the Products does not infringe any third party rights, however Novartis warrants that it is not aware of any such infringement of third party rights. BMP shall promptly notify Novartis of any claims from third party in respect of infringement by the

Product, and Novartis shall assume the defence thereof or otherwise with attorneys, counsel and/or experts of its choosing, at its own cost. Novartis shall compensate BMP of the direct loss that incurred from claims of the Product infringement. BMP shall not defend the claims or make any settlement with third party for the claims without the prior written consent from Novartis and Novartis will not be liable for any results thereof.

13.3	Novartis does not warrant or accept any liability in relation to:
13.3.1	the registerability of the Product and/or the scope and continuance of the Registrations;

13.3.2	the safety, efficacy or other properties of the Products, or the consequences of their use.
however Novartis warrants that it is not aware of any factual circumstances existing as at the Signature Date which would call into question the aforementioned items.

13.4	The warranties set out in this Agreement are the only warranties made by Novartis. Novartis grants no implied warranties including warranties of merchantability, suitability or fitness for a particular purpose and no other express warranties.

13.5	Notwithstanding anything to the contrary contained in this Agreement, neither Party shall be liable to the other Party in respect of any special or consequential damages, including loss of earnings or profits, unless such liability arises out of the grossly negligent or intentional conduct of the former Party.

14	IMPROVEMENTS

14.1	During the operation of this Agreement, Novartis, in its sole discretion, may make available, to BMP for Commercialization in the Territory, improvements to the Products made by Novartis, a Novartis Affiliate or a licensee of Novartis, on terms and conditions as may be agreed by the Parties.

14.2	During the operation of this Agreement, Novartis shall make available to BMP, at no cost, Novartis’ scientific information relevant to the Products, including clinical trial results, insofar as such information relates to or is relevant to the Field.

15	DURATION

This Agreement shall commence on the Signature Date and, save as may otherwise be provided for in this Agreement, shall continue thereafter until Dec 31 2020. The Parties will discuss about the renewal of this Agreement 6 (six) months before the expiration of this Agreement and this Agreement may be renewed or the deal re-negotiated upon the agreement of the Parties.

16	DEFAULT AND TERMINATION

16.1	An event of default shall occur if:
16.1.1	BMP does not pay the amount payable under this Agreement for 3 months; or

16.1.2	BMP does not pay the amount as in clause 9.1.1 within 30 calendar days after the Signing Date; or

16.1.3	BMP does not pay the amount as in clause 9.1.2 within 30 calendar days from the date of the official grant of the Registration; or

16.1.4	BMP does not get the permission for clinical trial of the Product in both dosage forms as according to clause 11.6.

16.1.5	BMP does not finish the Registration of the Product in both dosage forms in the Territory before December 31, 2010 as according to clause 11.9;

16.1.6	BMP does not meet the Minimum Sales Performance or the TMS in two consecutive calendar years as stipulated in clause 7.2 and 7.3;

16.1.7	BMP does not fulfill its resource commitment as in clause 8.2 and clause 11.1 and Annexure 1;

16.1.8	BMP does not submit the clinical trial designs of the Product in both dosage forms to Novartis for approval or does not follow Novartis approved clinical trial designs of the Product in both dosage forms;

16.1.9	BMP does not submit its marketing plan to NVS as specified in clauses 3.5 and 3.6;

16.1.10	BMP unilaterally increases or decreases the IRP as in clause 8.4;

16.1.11	BMP fails to comply with any of the provisions of the NP4 or the Code of Conduct or fails to provide the training to its representatives as outlined in clause 3.4; or

16.1.12	BMP sells the whole or a majority (more than 50% of common shares) of its pharmaceutical assets or pharmaceutical business; or

16.1.13	BMP sells a significant portion of its pharmaceutical business or pharmaceutical assets (more than 20% of its common shares) to another company directly involved in pharmaceutical business; or

16.1.14	BMP ceases to be owned or controlled by a person who is a BMP Affiliate, as at the Signature Date: or

16.1.15	Either Party or its parent company is provisionally or finally liquidated, wound-up or placed in judicial management or takes any steps for its voluntary winding up or is deregistered or is in bankruptcy, save in the instance of a bona fide corporate restructuring; or

16.1.16	Upon insolvency of the Party, or the appointment of an official receiver of any part of the property or the business of the Party, or the filing of a petition in bankruptcy against the Party, or the commencement of any proceedings under any bankruptcy or insolvency laws in respect of the Party or if the Party discontinues its business; or

16.1.17	Either Party commits a breach of a material term or conditions of this Agreement.
and

where any of the above event (except 16.1 which shall be 3 months) is capable of remedy, fails to remedy such event within 30 (thirty) Business Days of notice calling upon it to do so.

16.2	Upon the happening of an event of default by a Party (“the defaulting Party”), as contemplated in clause 16.1, or any other event which gives rise to a right of cancellation by the other Party (“ the non-defaulting Party”)in accordance with the laws of the People’s Republic of China, the non-defaulting Party shall be entitled, in addition and without prejudice to any other right or remedy which it may have in terms of this Agreement or in law, forthwith and without notice either to:
16.2.1	cancel this Agreement with 30 (thirty) days prior notice and claim and recover such damages as the non-defaulting Party may be able to prove that it has sustained or as expressly stipulated in this Agreement; or

16.2.2	enforce performance of the terms thereof including the right to claim such damages as the non-defaulting Party may be able to prove that it has sustained arising out of any such breach.
16.3	If a third party acquires a significant shareholding in BMP and such third party Commercializes a Competing Products or the Products in other Fields in the Territory, except as expressly allowed in this Agreement, then Novartis shall be entitled to terminate this Agreement on 1 (one) month notice in writing within a reasonable time of receipt of BMP’s notice in terms of clause 10.5. Notwithstanding the preceding provisions of this clause 16.3, Novartis undertakes to meet with BMP, prior to exercising its right to terminate, to discuss whether termination may be avoided by the Parties agreeing on appropriate amendments to this Agreement.

16.4	Call-back right for Novartis: Novartis may terminate this Agreement for any (or no) reason and at any time 3 years after the Registration with 3 (three) months prior notice (“Call-back Right”). If Novartis exercises this Call-back Right, then Novartis will compensate BMP as follows:
Registration fee (0.3 Million USD) + (the remaining agreement term/ agreement term after Registration) x milestone payments of USD 1 million+(remaining agreement term/agreement term)x upfront payment of USD 2 million + 2x profits of BMP of previous 12 months. Profits of BMP will be calculated as 0.65USDx target unit sales of the previous 12 months before the call back.

for example, if Novartis decides to exercise the call back rights in Jan 1, 2016 and the Registration is finished Jan 1 2010, and BMP sold 3 million units in 2015, then Novartis will compensate BMP:
0.3M USD +[4/ 10]×1M+4/13x2M+2x0.65USDx 3 million =5.215M USD
16.5	Upon termination of this Agreement for any reason other than an event of default by BMP, at Novartis’ sole discretion, BMP may be granted the right to sell all of the Product it holds in inventory at the time of termination. All such sales of Products shall be subject to the terms and conditions of this

Agreement as in effect immediately prior to termination. Novartis shall be entitled, but not obliged, to grant BMP the right to sell Products which have been ordered by BMP prior to the date of termination, but which have not yet been delivered to BMP as at such date.

If Novartis decides not to grant the right to BMP to sell the Product at the time of termination, the procedure as in clause 16.6 will apply.

This clause 16.5 does not apply to the situation under clause 6.4 and clause 16.4.

16.6	Upon termination of this Agreement due to or as a result of an event of default by BMP, the unsold Products held in inventory by BMP at the time of termination shall be dealt with in the following manner:
16.6.1	BMP shall permit Novartis and/or its nominee reasonable access to the place at which such unsold Products are then located so as to enable Novartis and/or its nominee to inspect such unsold Products and to take possession of any Products that is in inventory;

16.6.2	BMP shall, if required by Novartis within 10 (ten) Business Days of the inspection referred to in clause 16.6.1, deliver to Novartis or is nominee, as the case may be, BMP’s unsold Products.
16.6.2.1	Novartis will pay the then current price at the time of products return, for the unsold products that were (1) ordered and delivered products 6 (six) months prior to the termination of this Agreement and (2)in good saleable condition; and (3)with a remaining shelf-life of more than 6 months;

16.6.2.2	Novartis will pay, less a provision, the quantum of which shall be determined reasonably by Novartis for the products were ordered and delivered within 6 (six) months before the termination of this Agreement but the unsold products are damaged or un-saleable or with a remaining shelf-life or less than 6 (six) months.

16.6.2.3	For the unsold products outside the scope of above 16.6.2.1 and 16.6.2.2, Novartis will not pay and BMP shall return and deliver the products to Novartis freely.

16.6.2.4	Any transport costs reasonably incurred by Novartis and/or its nominee to acquire the Products in terms of clause 16.6.2 shall be paid by BMP;
In no event will Novartis pay for the unsold products in a volume exceed the ordered and delivered volume 6 (six) months prior to the termination of this Agreement.
16.7	The amounts to be paid by Novartis and/or its nominee to BMP in terms of clause 6.4, 16.4 and 16.6 shall be paid within 60 (sixty) Business Days from the date of termination of this Agreement, provided that Novartis shall be entitled to set off or apply any monies payable by it to BMP pursuant to this clause towards and in reduction of any amounts then due to Novartis by BMP;

16.8	Upon termination of this Agreement for whatever reason, BMP shall forthwith and without prejudice to any other rights which Novartis may have:
16.8.1	Cease all Commercialization of the Products, save as otherwise provided for in clause 16.5 and 16.6;

16.8.2	have no right whatsoever in or to the Products, the Registrations, the Patents, the Trademarks, the Branding elements of the trademark of Enablex ®or any information regarding the Products provided to BMP in terms of this Agreement and shall promptly return to Novartis, at BMP’s own expense, all such information, documentation, the Patents, the Trademarks, Branding elements of the trademark Enablex ® and any material containing the Trademarks of the Enablex ®.

16.8.3	Provide to Novartis, any and all the marketing and sale information about the Product (including but not limited to the information as showed in clause 8.7).
17.	CONFIDENTIALITY

17.1	No right, title or ownership interest shall be acquired by any Party in any confidential information, including technical, business or commercial information, specifications, samples, data, computer programs or documentation (“Confidential Information”) of any other Party that is in existence prior to the date of this Agreement and is furnished or available or otherwise disclosed pursuant to this Agreement unless specifically agreed to the contrary herein or in any written ancillary document.

17.2	Unless the Party whose Confidential Information is furnished, made available or disclosed otherwise agrees in writing, such Confidential Information shall:
17.2.1	Be treated in confidence by the receiving Party and shall be used only for purposes set forth in this Agreement;

17.2.2	Be disseminated only to those employees or agents of the receiving Party who have agreed or are otherwise under a duty to maintain such confidential information in confidence;

17.2.3	Together with any copies, be returned to the relevant Party or destroyed when no longer needed.
17.3	The duty to treat confidential information in confidence in terms of clause 20 shall not apply to:
17.3.1	Confidential information in the public domain otherwise than by breach of this Agreement;

17.3.2	Confidential information which was previously known by a Party free of any obligation to keep it in confidence;

17.3.3	Confidential information requested by a governmental authority having jurisdiction over the disclosing Party provided that the disclosing Party makes reasonable efforts to obtain protective arrangements reasonably satisfactory to the Party owning the confidential information.
17.4	The provisions of this clause 17 shall remain in effect notwithstanding the termination, expiry or cancellation of this Agreement.

17.5	For the avoidance of doubt, Clause 16.8.3 shall in any case prevail over clause 17, and Novartis shall have the right to freely use any information covered by clause 16.8.3.

18	ARBITRATION

Any dispute arising out of or in relation to the execution and fulfillment of this Agreement shall be consulted friendly by the Parties. If the Parties can not reach any agreement within 60 days after the dispute arises, then either party can submit the dispute to the China International Economic and Trade Arbitration Committee for arbitration. The arbitration will be conducted in Beijing in Chinese and be in accordance with the then current rules of the arbitration committee. The arbitration award shall be final and binding on both parties without the right of appeal. The Parties agree that the arbitration procedure set forth in this Section shall be the sole and exclusive means of settling and resolving disputes that the Parties are not able to resolve amicably. The parties shall share equally the reasonable documented cost of such arbitration proceeding, but not the individual cost of the parties in participating in such proceeding.

19	INDEPENDENT PARTIES

All transactions between Novartis and BMP shall be on a principal-to-principal basis, BMP buying for its own account and selling in its own name and for its own account. Nothing in this Agreement shall constitute or deem to constitute a partnership or other form of joint venture between the Parties or constitute or be deemed to constitute either Party as agent or employee of the other for any purpose whatsoever and neither Party shall:
19.1	have authority or power to contract in the name of the other or to give any warranty, representation or understanding on the other’s behalf or to create any liability against the other in any way or for any purpose whatsoever; and

19.2	in any correspondence or other dealings and transactions concerning this Agreement, give any indications that it is acting other than as principal.
20	FORCE MAJEURE

20.1	No Party shall be liable for any failure to fulfill any of their obligations under this Agreement insofar as such failure is due to force majeure, for which purpose force majeure shall include, but not be limited to, all events beyond the control of the Party claiming force majeure which can not be foreseen, or if foreseeable can not reasonably be avoided, which occur during the operation of this Agreement and prevent or hinder the carrying out of the obligations of the Party claiming force majeure, and without limitation shall include act of God(the elements), war (whether declared or not), blockage, embargo, boycott, revolution, invasion, insurrection, riot, civil commotion, mob violence, sabotage, strikes, lock-outs, epidemics, quarantine or other reasons.

20.2	The Party affected by the force majeure (the “affected Party”) shall notify the other Party, within 10 (ten) Business Days from the date on which the occurrence or expected occurrence of the force majeure comes to the notice of the affected Party, of the force majeure event and the nature, extent and anticipated duration of the force majeure. If the affected Party fails to notify the other Party as aforesaid, the affected Party shall not be entitled to rely on the force majeure provisions contained in this Agreement.

20.3	The affected Party shall use its best endeavours to obviate or remove the results of the force majeure in the shortest time practicable and shall, in any event, not refrain from the due performance in terms of the Agreement of such of its obligations as my remain unaffected by the force majeure.

20.4	All performance time limits set in this Agreement for compliance by the affected Party shall be extended for such a period as may reasonably be required to obviate or remove the effects of the said force majeure, provided that in the event of such period being in excess of a total period of 40 (forty) Business Days, the Party not affected shall have the right to unilaterally terminate this Agreement with immediate effect by way of written notice to the affected Party.

21.	DOMICILIA AND NOTICES

21.1	Any notice, demand or other communication:
21.1.1	properly addressed by a Party to the other at the address in the first page of this Agreement in terms hereof for the time being and sent by prepaid registered post shall be deemed to be received by the latter on the 14th (fourteenth) day following the date of posting thereof:

21.1.2	sent by telefax to its chosen telefax number stipulated herein, shall be deemed to have been received on the date of dispatch (unless the contrary is proved).
21.2	Notwithstanding anything to the contrary contained in this clause 21, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at the address in the first page.

22.	GOVERNING LAW

The interpretation, construction and effect of this Agreement and the rights and obligations of the Parties shall be governed by the laws of the People’s Republic of China.

23.	SEVERABILITY

Each provision of this Agreement is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular and without limiting the generality of the aforegoing, the Parties acknowledge the intention to continue to be bound by this Agreement notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event, the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force.

24	ENTIRE AGREEMENT

This Agreement and its Annexures contain the entire agreement between the Parties in regard to the matters with which this Agreement is concerned, and no Party shall be bound by any undertakings, representations, warranties, promises or the like not recorded or otherwise contained herein.

25	NON-VARIATION

No variation or consensual cancellation of this Agreement shall be of any force or effect unless reduced to writing and signed by the Parties.

26	ON-WAIVER

No Party shall be regarded as having waived, or be precluded in any way from exercising, any right under or arising form this Agreement by reason of such Party’s having at any time granted any extension of time for, or having shown any indulgence to the other Party with reference to, any payment or performance hereunder, for having failed to enforce, or delayed in the enforcement of, any rights of action against the other Party.

27	CESSION AND ASSIGNMENT

27.1	Subject to the provisions of clause 27.3, each of the Parties shall be entitled, with the other Party’s prior consent in writing, which consent shall not be unreasonably withheld, to cede or assign rights and obligations arising out of this Agreement to an Affiliate of such Party.

27.2	Subject to the provisions of clause 27.3, a Party which assigns any of its obligations in terms of this clause 27 shall remain responsible to the other Party for the proper fulfillment of the assignment obligations by the assignee.

27.3	Notwithstanding anything to the contrary contained in this Agreement, Novartis may assign this Agreement without:
i.	the consent of BMP; and

ii.	compensation to BMP;
in the event of a sale, transfer or other divestiture of its right, title and interest in or to the Products in the Territory. This Agreement shall, accordingly, upon assignment thereof into the name of the assignee, remain in full force and effect, save that the assignee shall be substituted for Novartis and acquire all rights and be liable to perform all the obligations which Novartis enjoyed against or was liable to perform in favor of BMP in terms of this Agreement.
This Agreement has been executed in two identical copies.

ANNEXURE 1	Target Market Share and Target Unit Sales Committed by BMP

	2011		2012		2013		2014	2015	2016	2017	2018	2019	2020
TMS	[*]	%	[*]	%	[*]	%	30%	[*]	[*]	[*]	[*]	[*]	[*]
TUS(000’ tablets)	[*]		[*]		[*]		[*]	[*]	16,638	[*]	[*]	[*]	[*]
The TMS and TUS shall be fixed unless the Parties agree otherwise. For the year of 2011, the TUS and TMS shall be for the whole year of 2011 ( except for the reason as listed in clause 11.9), no matter of the exact date when BMP gets the Registration granted. The Parties will review in case of drastic market trends. If the Parties can not agree anyway, the current data shall keep unchanged.
Marketing & Sales (M&S) Expenses and Advertisement and Promotional Expenses (A&P)

USD
(million)	2011		2012		2013		2014		2015		2016		2017		2018		2019		2020
Total M&S	[*]		[*]		[*]		[*]		[*]		[*]		[*]		[*]		[*]		[*]
A&P (%)	[*]	%	[*]	%	[*]	%	[*]	%	[*]	%	[*]	%	[*]	%	[*]	%	[*]	%	[*]	%
A&P	[*]		[*]		[*]		[*]		[*]		[*]		[*]		[*]		[*]		[*]
ANNEXURE 2 – QUALITY ASSURANCE AGREEMENT
ANNEXURE 3 – BMP’S DETAILED SALES FORCE STRUCTURE
ANNEXURE 4 – PHARMACOVIGILENCE AGREEMENT
ANNEXURE 5 – CONTACT PERSONS AND RESPONSIBLE PERSONS

Shanghai Novartis Trading Co., Ltd	Beijing Med-Pharm Corporation
Jinsong Dong (contact)	Richard Liu (contact)
010-65058833-8878	010-58797711-220
Lorenzo Cazzoli	Byron Wang
010-65058833-8918	010-58797711-288

ANNEXURE 6 – TRADEMARKS AND PATENTS
1.	Trademarks registered in the Territory to be licensed under this Agreement

ENABLEX Registration Number 1122307 ENABLEX (Chinese YI NENG BU) Registration Number 1099483

2.	There are two patents granted in the Territory, ie,

Chinese Patent No:	90101543.1
Title:	A Process for Preparing Pyrrolidine Derivatives

Chinese Patent No:	96196977.6
Title:	Pharmaceutical Formulations containing Darifenacin
ANNEXURE 7 – NOVARTIS PHARMA PROMOTIONAL PRACTICES POLICY AND GUIDELINES (NP4)
ANNEXURE 8 – CODE OF CONDUCT
ANNEXURE 9 – TRAINING CONFIRMATION FORM